UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 8, 2020

ALLIED ESPORTS ENTERTAINMENT, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-38266	82-1659427
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

17877 Von Karman Avenue, Suite 300

Irvine, California, 92614

(Address of Principal Executive Offices) (Zip Code)

(949) 265-2600

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	AESE	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07 Submission of Matters to a Vote of Security Holders.

Approval of Loan and Issuance of Shares

On June 8, 2020, Allied Esports Entertainment, Inc. (the “Company”) and certain accredited investors (the “Investors”) entered into a Securities Purchase Agreement (the “Purchase Agreement”), pursuant to which the Investors made, in a private placement transaction, a net $9,000,000 loan (after payment of a $600,000 original issue discount) to the Company (the “Loan”). The Loan was described in greater detail in the Company’s Form 8-K filed with the Securities and Exchange Commission on June 8, 2020.

Payments of principal and interest by the Company under the Senior Secured Convertible Promissory Notes that evidence the Loan (the “Notes”) may be paid at the Company’s option in cash, or if specified conditions set forth in the Notes are satisfied or waived, in shares of common stock (“Payment Shares”). The Company’s issuance of Payment Shares is prohibited to the extent the issuance would cause the Investor to exceed the Beneficial Ownership Limitation (described below). In addition, in order to comply with Nasdaq’s Continued Listing Rule 5635, subsection (b) and (d), the Company’s issuance of Payment Shares is prohibited to the extent the issuance would cause the Investors to receive more than 19.99% of the shares of outstanding common stock as of the date of the Loan unless the Company obtains stockholder approval of the Loan in advance of such issuance.

The Notes are convertible at each Investor’s option, in whole or in part, and from time to time, into shares of the Company’s common stock (“Conversion Shares”) at $3.30 per share (subject to adjustment to convert at the same price as any issuances of Company common stock at a lower issuance price, subject to certain exceptions), and subject to certain beneficial ownership blockers that would apply if conversion would result in an Investor (together with its affiliates) owning in excess of 4.99% or 9.99% of the number of shares of the Company’s common stock outstanding immediately after giving effect to the conversion in question (the “Beneficial Ownership Limitation”). In order to comply with Nasdaq’s Continued Listing Rule 5635, subsection (b) and (d), conversion of the Note is also limited if it would cause the Investors to receive more than 19.99% of the shares of outstanding common stock as of the date of the Loan unless the Company obtains stockholder approval of the Loan in advance of such issuance.

In connection with the Loan, the Company issued to Investors five-year warrants (the “Warrants”) to purchase up to 1,454,546 (the “Warrant Shares”) at $4.125 per share (subject to adjustment to the exercise price to match the same price as any issuances of Company common stock at a lower issuance price, subject to certain exceptions).

In order to comply with Nasdaq’s Continued Listing Rule 5635, subsection (b) and (d), the Company’s issuance of Payment Shares and Conversion Shares is prohibited to the extent the number of Payment Shares, Conversion Shares and Warrant Shares, collectively, would exceed 19.99% of the shares of outstanding common stock as of the date of the Loan (the “Nasdaq Share Limit”) unless the Company obtains stockholder approval of the Loan in advance of such issuance.

On June 8, 2020, Primo Vital Limited and Knighted Pastures LLC, the collective holders of a majority of the issued and outstanding common stock of the Company, took action by written consent (“Written Consent”) in lieu of a special meeting of the Company’s stockholders to approve the Loan, including the issuance of Payment Shares, Conversion Shares and Warrant Shares in amounts that may collectively exceed the Nasdaq Share Limit.

Approval of Amendment to Second Amended and Restated Certificate of Incorporation

In addition to approving the Loan and related stock issuances described above, the Written Consent approved an amendment to the Company’s Second Amended and Restated Certificate of Incorporation to increase the number of authorized shares of capital stock and common stock by 10,000,000 shares.

Effective Date of Approvals

In accordance with Rule 14c-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the issuance of Payment Shares, Conversion Shares and Warrant Shares in amounts that collectively exceed the Nasdaq Share Limit and the amendment to the Company’s Second Amended and Restated Certificate of Incorporation may take effect no earlier than 20 calendar days after the date on which an Information Statement on Schedule 14C with respect to the Written Consent is sent or given to the Company’s stockholders. The amendment to the Company’s Second Amended and Restated Certificate of Incorporation will become effective upon its filing with the Secretary of State of the State of Delaware, which the Company expects will occur 20 days after that mailing.

When the Company’s Second Amended and Restated Certificate of Incorporation takes effect, the Company’s capital will consist of 76,000,000 shares of capital stock, of which 75,000,000 shares will be available for issuance as common stock, $0.0001 par value per share, and 1,000,000 shares will be available for issuance as preferred stock, $0.0001 par value per share.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 10, 2020

ALLIED ESPORTS ENTERTAINMENT, INC.

By:	/s/ Anthony Hung
Anthony Hung
Chief Financial Officer